EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS $0.15 EARNING PER SHARE IN Q2

Evansville, IN (July 30, 2010) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the second quarter of 2010 were slightly higher than the same quarter last year and that profitability was significantly improved.  Increased profitability is a direct result of improved margins, operational improvements and reduced interest costs.  Net income for the quarter is $1.9 million or $0.15 per share compared to net income of $0.4 million or $0.03 per share for the same period last year.  For the first half of 2010, net income is $2.7 million or $0.21 per share compared to a net loss of $.1 million or $(0.01) per share.

Revenues from the Sporting Goods business were up 9% in both the first and second quarters compared to the same quarters last year.  Increases in consumer spending and new product distribution are driving sales increases.  Management believes improved sales in the Sporting Goods segment will continue through the remainder of the year.

Compared to last year, revenues from the Office Products business declined 17% and 15% for the second quarter and first half of 2010, respectively.  Excluding the effects of changes in the currency exchange rates, revenues declined 15.4% and 15.9%, for the second quarter and first half of 2010, respectively.  Financial uncertainty in several key markets in Europe, particularly Spain, Germany and the UK, has negatively impacted customer sentiment and slowed recovery.  In addition, many European governments have enacted significant budget cuts which could further impact sales.  North America experienced similar decreases in both government and commercial sales channels.  The Company will continue with new product launches to help achieve future growth; however, Management expects the challenging sales environment in the Office Product segment to continue through the remainder of 2010.

The overall gross margin ratios for the second quarter and first half of 2010 were 33.3% and 33.6%, respectively, compared to 31.0% and 31.2%, respectively, for same periods last year. Management expects gross margins for the remainder of 2010 to exceed prior year.

Compared to the same periods last year, consolidated selling, general and administrative (“SG&A”) costs decreased 7.8% in the second quarter and 10.9% in the first half of 2010.  The Company continues to identify and implement cost savings initiatives while increasing strategic investments in product development and brand marketing.

“We are pleased to announce our fifth consecutive quarterly profit, including EPS of $0.15 for the second quarter, 2010,” said Robert J. Keller, President and Chief Executive Officer of Escalade, Inc.  “We are committed to our strategy of product innovation, brand marketing, and expense management to ensure all business segments are achieving sustainable top line sales growth and profitability into the future.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	10 July 2010	11 July 2009	10 July 2010	11 July 2009	10 July 2010	11 July 2009

NET SALES	$35,737	$35,641	$60,906	$60,599	$116,306	$134,323

OPERATING EXPENSES
Cost of goods sold	23,828	24,579	40,444	41,675	81,020	99,795
Selling and administrative	8,068	8,748	14,929	16,771	27,643	35,034
Long-lived asset impairment	—	—	—	—	—	2,623
Amortization	391	940	674	1,407	1,532	2,174

OPERATING INCOME (LOSS)	3,450	1,374	4,859	746	6,111	(5,303)

OTHER INCOME (EXPENSE)
Interest expense	(422)	(658)	(782)	(900)	(1,546)	(1,778)
Other income (expense)	53	47	311	231	2,351	(235)

INCOME (LOSS) BEFORE INCOME TAXES	3,081	763	4,388	77	6,916	(7,316)

PROVISION (BENEFIT) FOR INCOME TAXES	1,219	397	1,724	150	(2,522)	(1,299)

NET INCOME (LOSS)	$1,862	$366	$2,664	$(73)	$4,394	$(6,017)

PER SHARE DATA
Basic earnings (loss) per share	$0.15	$0.03	$0.21	$(0.01)	$0.35	$(0.48)
Diluted earnings (loss) per share	$0.14	$0.03	$0.20	$(0.01)	$0.33	$(0.46)
Average shares outstanding	12,711	12,624	12,700	12,620	12,676	12,618

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)
	10 July 2010	11 July 2009	26 December 2009
ASSETS
Current assets	$53,308	$65,591	$52,936
Property, Plant & Equipment – net	20,042	19,488	21,493
Other assets	25,552	28,764	26,594
Goodwill	25,098	25,750	26,215
Total	$124,000	$139,593	$127,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$32,559	$57,954	$43,248
Other liabilities	8,000	1,236	1,226
Stockholders’ equity	83,441	80,403	82,764
Total	$124,000	$139,593	$127,238